GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of September 16, 2018, is made and entered into by and between Agustin Gago (“Executive”) and InspireMD, Inc. (the “Company”).

For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from the Company and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Executive and the Company agree as follows:

1. Separation from Employment. Effective September 30, 2018 (the “Separation Date”), Executive’s employment with the Company shall cease based upon the mutual agreement of the parties hereto and he shall, as of the Separation Date, relinquish all positions, offices, and authority with the Company. Executive acknowledges and agrees, except for the payments described hereunder, Executive has no rights to any other wages and other compensation or remuneration of any kind due or owed from the Company, including, but not limited, to all wages, reimbursements, bonuses (including for 2017 and 2018), advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Executive was or may become entitled or eligible. Notwithstanding the foregoing, Executive shall (i) be reimbursed for any expenses reasonably incurred by Executive at any time prior to the Separation Date in accordance with applicable Company reimbursement policies and procedures, submitted for reimbursement on or before October 5, 2018; and (ii) receive payment for fifteen (15) accrued but unused vacation days, less applicable payroll deductions and tax withholdings, to be paid within the time period required by applicable law.

2. Employment Agreement. As of the Separation Date, the employment agreement between the parties dated October 18, 2016 (the “Employment Agreement”) shall terminate forever and no party shall have any further obligation or liability thereunder, except that Executive acknowledges and agrees that ARTICLE IV RESTRICTIVE COVENANTS of the Employment Agreement, and all sections and provisions thereunder, shall remain in full force and effect in accordance with their terms. With respect to the “Non-Disparagement” provisions set forth therein, the Company agrees to modify such provisions to also provide that following the Separation Date, the members of the Company’s Board of Directors and Executive Committee shall not in any way, directly or indirectly, disparage, libel or defame Executive.

3. Consideration. In consideration of this Agreement and the release herein becoming effective, and his compliance with his obligations hereunder, the Company shall provide Executive with (i) severance payments, in an amount equal to his base salary he would have earned if he had remained employed from the Separation Date through October 23, 2018, less applicable payroll deductions and tax withholdings, to be paid in equal installments in accordance with the Company’s standard payroll practices; and (ii) additional severance payments, in an amount equal to $125,000, less applicable payroll deductions and tax withholdings, to be paid in equal installments in accordance with the Company’s standard payroll practices, commencing on the first payroll date following October 23, 2018 through March 23, 2019.

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4. Transition Services. Through the Separation Date, Executive shall only perform such services as the Chief Executive Officer may reasonably request, including, without limitation, those relating to the transition of his positions, offices, authority, duties, or responsibilities with the Company. Employee also agrees to assist with the execution of all documents and all other instruments which the Chief Executive Officer shall deem necessary to accomplish any such transition.

5. Release of Claims. For and in consideration of the right to receive the consideration described in Section 3 of this Agreement, Executive fully and irrevocably releases and discharges the Company, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Executive. Such released claims include, without limitation, claims relating to or arising out of: (i) Executive’s hiring, compensation, benefits and employment with the Company, (ii) Executive’s separation from employment with the Company, and (iii) all claims known or unknown or which could or have been asserted by Executive against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Executive Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the New York State and City Human Rights Laws and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Executive Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Executive does not release Executive’s right to enforce the terms of this Agreement or release his rights to defense and indemnity or to liability insurance coverage.

6. Review and Consultation. Executive acknowledges that: (a) this Agreement is written in terms and sets forth conditions in a manner which he understands; (b) he has carefully read and understands all of the terms and conditions of this Agreement; (c) he agrees with the terms and conditions of this Agreement; and (d) he enters into this Agreement knowingly and voluntarily. Executive acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that the Company advises Executive to consult with an attorney before he signs this Agreement. The Company agrees, and Executive represents that he understands, that he may revoke his acceptance of this Agreement at any time for seven (7) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to the Company. If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day.

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7. Confidentiality. Executive agrees that he will keep both the fact of this Agreement and the terms of this Agreement confidential, and will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than the Executive’s spouse/registered domestic partner, attorney or accountant/tax advisor, unless otherwise required to under applicable law or regulation after providing reasonable notice in writing to the Company and a reasonable opportunity to challenge any such disclosure.

8. Governing Law/Venue. The parties agree that the Agreement shall be governed by and construed under the laws of the State of New York. In the event of any dispute regarding this Agreement or Executive’s employment, the parties hereby irrevocably agree to submit to the federal and state courts situated in New York, New York, and Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts.

9. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

10. Acknowledgment. Executive acknowledges and agrees that the severance payments and other consideration provided herein are consideration to which Executive is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Executive’s compliance with his obligations set forth hereunder.

11. No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law or legal right.

12. Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of the parties themselves, as well as their respective representatives, successors, permitted assigns, heirs and estates.

13. Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

SIGNATURE PAGE FOLLOWS

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PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST INSPIREMD, INC.

INSPIREMD, INC.		AGUSTIN GAGO

By:	/s/ James Barry	/s/ Agustin Gago
Title:	President & CEO	Date: 9/16/2018
Date:	9/24/2018

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